EXHIBIT 99.1
Hasbro Announces Changes to Board of Directors

Frank Gibeau, Darin Harris, and Owen Mahoney to join as newest Board members

Tracy Leinbach, Linda Zecher Higgins and Michael Burns set to retire

Alan Hassenfeld to step down as Emeritus Chairman

PAWTUCKET, R.I.—March 25, 2024— Hasbro, Inc. (NASDAQ: HAS) (“Hasbro”), a leading toy and game company, today announced that Frank Gibeau, President of Zynga, Darin Harris, Chief Executive Officer of Jack in the Box Inc., and Owen Mahoney, former President and Chief Executive Officer of Nexon Co. Ltd., have been appointed to Hasbro's Board of Directors, effective March 21, 2024.

“We are thrilled to have Frank, Darin, and Owen join our accomplished and diverse Board of Directors,” said Rich Stoddart, Chair of Hasbro’s Board of Directors. “They all have an immeasurable amount of leadership experience working across online and mobile gaming, as well as leading storied consumer brands and franchises. Each of them will add tremendous value and unique perspective to our Board. I look forward to working hand in hand with them to further unlock the value of our award-winning brands and build out our long-term innovation and growth strategy.”

Frank Gibeau has served as President of Zynga, a wholly-owned publishing and development label of Take-Two Interactive Software, Inc., since May 2022. With over 30 years of experience in interactive entertainment, he led Zynga’s turnaround and transition to rapid growth as CEO from 2016 to 2022, fortifying the company’s portfolio of popular franchises, including Toon Blast, Empires and Puzzles, CSR Racing, Words With Friends, and Zynga Poker. Prior to Zynga, Gibeau spent more than two decades at Electronic Arts, where he held several influential business and product leadership roles.

Darin Harris has served as Chief Executive Officer of Jack in the Box Inc. since June 2020. Prior to that he was Chief Executive Officer of North America for IWG PLC, Regus, North America. He has also served as Chief Executive Officer of CiCi’s Enterprises LP and Chief Operating Officer for Primrose Schools. Harris previously held franchise leadership roles as Senior Vice President at Arby’s Restaurant Group, Inc. and as Vice President, Franchise and Corporate Development at Captain D’s Seafood, Inc.

Owen Mahoney served as President and Chief Executive Officer of Nexon Co. Ltd. from March 2014 until his retirement in March 2024. He joined Nexon in 2010 and served as Chief Financial Officer and Chief Administrative Officer until 2014, responsible for managing the Company’s finances, global operations, investments, and strategic alliances. Previously, Mahoney was Senior Vice President of Corporate Development at Electronic Arts from 2000 to 2009, where he was responsible for worldwide mergers and acquisitions and business development, leading all acquisitions and equity investments.

The Company also announced that at the Annual Meeting of the Shareholders in 2024, Tracy Leinbach, Linda Zecher Higgins, and Michael Burns will retire from the Board. After the 2024 Annual Meeting, Hasbro’s Board will consist of 11 members.

“Tracy, Linda, and Michael have been instrumental in steering Hasbro and I’d like to thank them for their support and guidance over the past few years. We are especially grateful for their dedication in ensuring our new Board members are well positioned to support the Company’s evolving priorities, as we refocus on play and lean into our strength in games," said Hasbro’s CEO Chris Cocks.

In addition to the retirement of Tracy, Linda, and Michael from the Board, Alan Hassenfeld will be stepping away from his role as Emeritus Chairman following the shareholder meeting. Alan will continue to be actively engaged with Hasbro helping to guide the company’s charitable efforts, in addition to his many other philanthropic pursuits.

“Alan has been and will always be a prominent architect of Hasbro’s legacy – he is irreplaceable. He will remain part of our DNA as a company that celebrates the magic of storytelling and values the power of play,” said Chris Cocks. “We’ll have more to share soon on how we will honor Alan's legacy, and we will continue to work on charitable endeavours together providing development and relief for children around the world through the power of play.”

Alan Hassenfeld added: “It has always been our dream to bring sunshine to the world over where there has been darkness, especially for children. That won’t change and I’m excited to support Hasbro in my next chapter.”

About Hasbro
Hasbro is a leading toy and game company whose mission is to entertain and connect generations of fans through the wonder of storytelling and exhilaration of play. Hasbro delivers play experiences for fans of all ages around the world, through toys, games, licensed consumer products, digital games and services, location-based entertainment, film, TV, and more. With a portfolio of over 1800 iconic brands including MAGIC: THE GATHERING, DUNGEONS & DRAGONS, Hasbro Gaming, NERF, TRANSFORMERS, PLAY-DOH and PEPPA PIG, as well as premier partner brands, Hasbro brings fans together wherever they are, from tabletop to screen.

Hasbro is guided by our Purpose to create joy and community for all people around the world, one game, one toy, one story at a time. For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, one of the World’s Most Ethical Companies by Ethisphere Institute and one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50. For more information, visit https://corporate.hasbro.com or @Hasbro on LinkedIn.